                                  SCHEDULE 14C

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                                  SCHEDULE 14C

        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934

Check the appropriate box:
[X]  Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]  Definitive Information Statement

                        CONSOLIDATED CAPITAL GROWTH FUND
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required
[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1) Title of each class of securities to which transaction applies: Limited Partnership Units

(2) Aggregate number of securities to which transaction applies: 49,196

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction: $22,800,000, based on contract price for property being sold.

(5) Total fee paid: $1,844.52

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: $
(2) Form, Schedule or Registration Statement No.: ____________
(3) Filing Party:
(4) Date Filed

                              INFORMATION STATEMENT
                                       FOR
                        CONSOLIDATED CAPITAL GROWTH FUND
                                Stanford Place 3
                  4582 South Ulster Street Parkway, Suite 1100
                             Denver, Colorado 80237

Dear Limited Partner:

We are sending you this information statement to inform you that ConCap Equities, Inc., a Delaware corporation, the general partner of the partnership, has agreed to sell the partnership's apartment complex known as Doral Springs. Doral Springs will be sold to FF Realty LLC, an unaffiliated third party, for $22,800,000 cash. The general partner and affiliates of the general partner who are holders of greater than 50% of the limited partnership units have already consented to the sale of Doral Springs. The general partner has conflicts of interest in the sale of Doral Springs as described in greater detail herein, including the receipt of certain fees to be paid in connection with the completion of the sale. After the sale of Doral Springs closes, we estimate that there will be approximately $128 per limited partnership unit to distribute to the limited partners. This amount is an estimate, and as explained below, it is based on a number of assumptions. We expect the distribution will occur 60 to 120 days after the sale closes. This information statement contains information about the sale and the reason that the general partner has decided that the sale is in the best interests of the limited partners.

                      WE ARE NOT ASKING YOU FOR A PROXY AND

                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

            The date of this information statement is July __, 2003.

This information statement is being mailed on or about July __, 2003 to all holders at the close of business on July __, 2003 of the limited partnership units of Consolidated Capital Growth Fund, a California limited partnership.

                           SUMMARY OF THE TRANSACTION

The following is a summary of the transaction:

FF Realty LLC or an affiliate of FF Realty LLC will acquire Doral Springs for $22,800,000 cash pursuant to a purchase and sale agreement dated as of June 6, 2003 between FF Realty LLC and the partnership. The completion of the sale is scheduled to occur on or before August 6, 2003, subject to certain extension options.

After application of the proceeds of the sale of Doral Springs to repayment of mortgage debt and payment of transaction expenses, including mortgage prepayment penalty and general partner's disposition fee, approximately $7.3 million will be available for distribution to the partners, of which $6.3 million will be available for distribution to the limited partners, and the remainder to the general partner. Upon the completion of the sale of Doral Springs, the partnership will continue to hold and operate its remaining apartment complex known as The Lakes Apartments, located in Raleigh, North Carolina.

                      REASONS FOR THE SALE OF DORAL SPRINGS

The general partner has determined that the sale of Doral Springs is in the best interest of the limited partners after considering the following:

     o The property was completed in 1972, and given its age, the property probably will require substantial capital expenditures in the future for which existing reserves will not be adequate.

     o Market conditions are currently favorable for selling properties of this type because of the availability of favorable financing terms and the general withdrawal of capital from the stock markets and into alternative investments such as real estate.

     o The current economic downturn may make it difficult to find a buyer at a future date or to sell the property at as favorable a price.

The factors described above were not the only factors considered by the general partner. The general partner did not find it practicable to quantify or otherwise assign relative weights to any of the factors considered. However, after taking into account all of the factors, the general partner concluded that this offer would be preferred over any other alternative available and recommended the transaction as the best way to secure value for the limited partners. For these reasons, the general partner has approved the sale and the agreement, and limited partners holding a majority of the limited partnership units also approved the sale and the agreement.

                                   THE SELLER

Consolidated Capital Growth Fund is located at c/o AIMCO, 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237. The phone number for Consolidated Capital Growth Fund is (888) 789-8600.

                                    THE BUYER

FF Realty LLC, which is not affiliated with the partnership, agreed to acquire the property through an arms length negotiation. The general partner or its affiliates have conducted business with the buyer or its affiliates from time to time. The buyer's primary business is to operate and hold real estate properties for investment. The buyer or its affiliates plan to manage and operate Doral Springs upon completion of the sale. FF Realty LLC has an office located at 5510 Morehouse Drive, Suite 200, San Diego, CA 92121. The phone number for FF Realty LLC is 858-457-2123.

                                  THE PROPERTY

The partnership has owned and operated the property, a 368-unit apartment complex located in Dade County, Florida, since November 3, 1987. There is a first mortgage loan on the property with an unpaid balance of approximately $10,376,372. The partnership has other indebtedness of approximately $160,465. The loan encumbering the property is subject to a prepayment penalty of approximately $3,667,000, which will be deducted from the purchase price and paid by the purchaser at the closing.

             NO OTHER ALTERNATIVES CONSIDERED BY THE GENERAL PARTNER

The general partner did not explore any other alternatives to selling Doral Springs.

                              APPROVAL OF THE SALE

The general partner approved the sale and determined that it is in the best interests of the partnership and the limited partners.

Section 2 of the partnership's amended agreement of limited partnership, dated February 10, 1977, permits the partnership to sell all or substantially all of its assets if the sale is approved by the limited partners holding a majority of the limited partnership units entitled to vote thereon.

As of June 6, 2003, the partnership has approximately 1,990 limited partners who collectively own 49,196 outstanding limited partnership units. Each limited partnership unit represents approximately 0.0020% of the outstanding limited partnership units. Affiliates of the general partner currently own approximately 31,843.25 limited partnership units or 64.078% of the outstanding limited partnership units. On June 30, 2003, the holders of these 64.078% of the outstanding limited partnership units gave their written consent approving and adopting the sale. The following limited partners, all of which are affiliates of the general partner, executed a written consent:

              NAME AND ADDRESS                  NUMBER OF LIMITED     PERCENT OF
            OF BENEFICIAL OWNER                 PARTNERSHIP UNITS        CLASS

AIMCO IPLP, L.P.
55 Beattie Place, Greenville, SC                       19,310.65         38.860%

Madison River Properties, L.L.C
55 Beattie Place, Greenville, SC                           2,690          5.413%

AIMCO Properties, L.P.
Stanford Place 3, 4582 S. Ulster St. Parkway,
Suite 1100, Denver, CO 80237                             9,841.6         19.805%

                                    TOTAL:             31,842.25         64.078%
                                                 ===============     ==========

As a result, the holders of a majority of the limited partnership units have approved the sale. Accordingly, no vote of any other limited partnership unit holder is necessary to approve the sale and, therefore, the partnership is not soliciting any other votes.

Subject to the terms and conditions of the purchase and sale agreement, we contemplate that the sale will be consummated within two months, but no sooner than 20 days after the mailing of this information statement and following satisfaction or waiver of the conditions contained in the agreement. See "Summary of Agreement."

                     INTEREST OF CERTAIN PERSONS IN THE SALE

The general partner has conflicts of interest with respect to the sale. The general partner and/or its affiliates will receive disposition fees of approximately $334,000. In addition, because a general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership's assets are insufficient, a sale of the property reduces the general partner's liability for existing and future partnership debt and liabilities.

                                 USE OF PROCEEDS

We estimate that we will use the gross proceeds from the sale as follows (subject, however, to such reductions in the purchase price and reallocations in the proceeds as determined by the general partner, in its reasonable discretion, to address objections made by the purchaser to the condition of the property):

Gross purchase price                                               $  22,800,000
Plus: Cash and cash equivalents                                          210,609
Plus: Other partnership assets                                           215,215
Less: Mortgage debt, including accrued interest                      (10,376,372)
Less: Accounts payable, accrued expenses and other liabilities          (160,465)
Less: Prepayment Penalty                                              (3,667,000)
Less: Disposition Fee payable to General Partner                        (334,000)
Less: Disposition Fee payable to Third Party                            (350,000)
Less: Reserves for Contingencies                                        (684,000)
Less: Closing costs/sales commissions                                   (334,000)
TOTAL                                                              $   7,319,987

Net proceeds distributable to all Partners                         $   7,319,987
Percentage of proceeds allocable to Limited Partners                          86%
Net proceeds distributable to Limited Partners                     $   6,295,189

Total number of Units                                                     49,196
Distributable net proceeds per Unit                                $         128


This estimate assumes the closing occurs before August 6, 2003 and is based on information known to the general partner at this time. Of course, many factors could cause the actual use of proceeds to vary from this estimate, including delays or unforeseen complications with the closing or contingent liabilities of the partnership.

                         FEDERAL INCOME TAX CONSEQUENCES

The tax consequences to you of a sale of the property may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences of the limited partners that should be considered in connection with the sale; however, the tax consequences to you could be materially different for a variety of reasons. The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the sale. For purposes of this tax discussion, references to "I.R.C. Section" are to sections of the Internal Revenue Code of 1986, as amended. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES.

No ruling will be requested from the Internal Revenue Service on any of the tax matters discussed herein. The federal income tax consequences to the limited partners from the sale cannot be predicted with absolute certainty. We cannot assure that the Internal Revenue Service will not audit or question the treatment of any item discussed herein.

EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER, OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER, OR IT ARISING FROM THE SALE.

TAX CONSEQUENCES IF THE PROPERTY IS SOLD. The partnership will recognize gain from a sale of the property to the extent that the amount the partnership realizes from that sale exceeds its adjusted basis in the property. The partnership's amount realized from the sale includes the sum of cash it receives from the purchaser plus the fair market value of any property it receives other than money. If the purchaser assumes or takes the property subject to liabilities which encumber the property, the face amount of those liabilities also is included in the partnership's amount realized as though the purchaser had made a cash payment to the partnership in the same amount. Selling expenses of the partnership, such as brokerage commissions, legal fees, and title costs, reduce the partnership's amount realized. Any gain recognized by the partnership will be allocated to the partners, including the limited partners, in accordance with the partnership agreement. We estimate that approximately $156 gain will be allocated per unit to the limited partners. This amount is an estimate based on a number of assumptions with respect to closing costs discussed under "Use of Proceeds."

NOTE: The partnership's gain generally will be taxed as gain arising from the sale of property used in the partnership's trade or business under I.R.C.
Section 1231 ("I.R.C. Section 1231 gain"). Each limited partner will be allocated its share of the partnership's I.R.C. Section 1231 gain. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, gains from the sale or exchange of I.R.C. Section 1231 property will be treated as ordinary gains to the extent of a limited partner's unrecaptured net I.R.C.

Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain from the sale of the partnership's property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net I.R.C.
Section 1231 losses in prior years.

Under I.R.C. Section 1245, gain recognized by the partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., "depreciation recapture gain," is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the partnership's depreciation recapture gain equals the amount by which the lower of the (i) amount realized or (ii) recomputed basis (i.e., the property's basis plus all amounts allowed for depreciation) of the transferred depreciable or amortizable personal property exceeds that property's adjusted basis.

Under I.R.C. Section 1250, no portion of the gain recognized by the partnership upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291 (a)(1), a portion of a corporation's capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the partnership may recognize ordinary income upon a disposition of the partnership's residential rental real property.

In the case of limited partners of the partnership that are individuals, estates, or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the partnership's sale of the property that is taxed as "unrecaptured I.R.C. Section 1250 gain." Unrecaptured I.R.C. section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate at which unrecaptured I.R.C. Section 1250 gain currently is 25%.

In the case of limited partners that are individuals, trusts, or estates, gain from the sale of the partnership's property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain generally is taxed at a current maximum capital gains tax rate of 15%. Gain from the sale of the partnership's property that is allocated to limited partners that are corporations is not subject to preferential capital gains tax rates.

If a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the partnership's property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each limited partner's individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.

DISTRIBUTIONS OF CASH. A distribution of cash by the partnership to a limited partner will be treated as an amount realized from a sale of the limited partner's interest in the partnership and will result in taxable gain only to the extent that the distribution exceeds the limited partner's adjusted tax basis in his, her, or its partnership interest. Otherwise, distributions will be tax free, and the adjusted basis of the limited partner's partnership interest will be decreased, but not below zero.

Generally, any gain recognized by a limited partner arising from a cash distribution by the partnership will be capital gain. Nevertheless, to the extent that a portion of that gain is attributable to "unrealized receivables" of the partnership, including depreciation recapture, or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income. We do not believe that any portion of the distributions to limited partners will be treated as attributable to "unrealized receivables" of the partnership or to inventory items.

PROCEEDS AVAILABLE FOR DISTRIBUTION TO THE LIMITED PARTNERS FROM THE PROPERTY'S SALE AFTER REPAYMENT OF THE PARTNERSHIP'S DEBTS MAY BE LESS THAN THE GAIN RECOGNIZED BY THE PARTNERSHIP (AS A RESULT OF THE SALE) THAT IS ALLOCABLE TO THE PARTNERS, GAIN RECOGNIZED BY THE PARTNERS AS A RESULT OF ANY CASH DISTRIBUTIONS FROM THE PARTNERSHIP, AND ANY TAX LIABILITY RESULTING FROM THE FOREGOING. ACCORDINGLY, LIMITED PARTNERS MAY BE REQUIRED TO USE FUNDS FROM SOURCES OTHER THAN THE PARTNERSHIP IN ORDER TO PAY ANY TAX LIABILITIES THAT MAY ARISE AS A RESULT OF THE RECOGNITION OF GAIN.

TAX CONSEQUENCES IF THE PROPERTY IS NOT SOLD. THE PROPERTY HAS BEEN DEPRECIATED TO APPROXIMATELY 57.3% OF ITS ORIGINAL COST BASIS. AS A RESULT, IT IS LIKELY THAT CONTINUED OPERATION OF THE PROPERTY WILL GENERATE TAXABLE INCOME TO THE LIMITED PARTNERS, SINCE IT IS UNLIKELY THAT THERE WILL BE ADEQUATE DEPRECIATION AND OTHER DEDUCTIONS EQUAL TO OR GREATER THAN THE INCOME GENERATED FROM THE PROPERTY. Accordingly, limited partners may be required to use funds from sources other than the partnership in order to pay any tax liabilities that may arise as a result of the partnership's continued operation of the property. The partnership also will continue to incur the administrative costs of operating the partnership, including the cost of preparing and filing a partnership tax return. If a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may potentially be used to reduce any tax liability that arises with respect to any taxable net income as a result of the continued operation of the property by the partnership. Limited partners are urged to consult their tax advisors in this regard.

                               NO APPRAISAL RIGHTS

Limited partners are not entitled to dissenters' appraisal rights under applicable law or the partnership agreement in connection with the sale.

                              REGULATORY APPROVALS

Other than the filing and distribution of this information statement, no regulatory approvals are required for the sale.

                              PLANS AFTER THE SALE

Upon completion of the sale of Doral Springs, after the payment of the transaction-related costs and other outstanding obligations, the partnership will continue to own and operate its other apartment complex known as The Lakes Apartments, located in Raleigh, North Carolina, subject to a first mortgage of $12,240,000.

                              PARTNERSHIP BUSINESS

The partnership is a publicly held limited partnership organized under the California Uniform Limited Partnership Act on July 1, 1984. ConCap Equities, Inc. became the sole general partner of the partnership on July 17, 1991. The general partner was owned by Insignia Properties Trust ("IPT"). Effective February 26, 1999, IPT was merged into Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. Thus, the general partner is now a wholly owned subsidiary of AIMCO. The partnership agreement provides that the partnership is to terminate on December 31, 2006, unless terminated before such date.

The partnership's primary business is to operate and hold real estate properties for investment. Funds obtained during the public offering were invested in four existing apartment properties. The partnership has now sold one of these investment properties. See below for a description of the partnership's remaining properties.

The partnership has no employees. Management and administrative services are performed by the general partner and by agents retained by the general partner. An affiliate of the general partner provides such property management services.

                             PARTNERSHIP PROPERTIES

The following table sets forth the partnership's investments in properties:

        PROPERTY            DATE OF PURCHASE         TYPE OF OWNERSHIP               USE
        --------            ----------------         -----------------               ---

The Lakes Apartments,            05/1988        Fee ownership, subject to   Apartment - 600 units
Raleigh, North Carolina                         a first mortgage

Doral Springs Apartments,       11/3/1987       Fee ownership, subject to   Apartment - 368 units
Miami, Florida                                  a first mortgage

Churchill Park Apartments,      5/23/1990       Fee ownership, subject to   Apartment - 384 units
Louisville, Kentucky(1)                         a first mortgage

(1) The partnership has agreed to sell Churchill Park to Churchill Park Investments, an unaffiliated third party, for $13,100,000 cash. The transaction is scheduled to close by July 23, 2003. We estimate that as of March 31, 2003, there will be approximately $93 per limited partnership unit to distribute to the limited partners after the closing of the Churchill Park sale. We expect the distribution to occur 60 to 120 days after the sale closes.

                   SUMMARY OF THE PURCHASE AND SALE AGREEMENT

The following summarizes the material terms and conditions of the Doral Springs purchase and sale agreement.

                              THE PURCHASED ASSETS

The partnership has agreed to sell to the buyer all of the partnership's interest in and to the property, together with all the buildings and improvements located thereon and certain associated property.

                    EXCLUSIONS FROM THE SALE OF THE PROPERTY

The property expressly excludes cash or other funds; refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the closing; utility and similar deposits; insurance or other prepaid items; the partnership's proprietary books and records; any right, title or interest in or to the AIMCO Marks; any Buyer's Access computer and/or software; AIMCO Benchmark Series Books; Connect: Remote Horizon Software; any other software installed on any computer transferred as part of the sale; equipment leased by the partnership and the interest of the partnership in any equipment provided to the property for use, but not owned or leased by the partnership; or property owned or leased by any tenant or guest, employee or other person furnishing goods or services to the property; or property and equipment owned by the partnership, which in the ordinary course of business of the property is not used exclusively for the business, operation or management of the property.

                               ASSUMED LIABILITIES

The buyer agreed to assume the partnership's liabilities and obligations under the property contracts and the leases after the closing.

                                THE EXISTING LOAN

The outstanding principal balance of the existing loan from Federal Home Loan Mortgage Corporation as of June 6, 2003 was $10,311,252. The outstanding principal balance of the loan at closing shall be paid out of the balance of the purchase price due at the closing.

                                 PURCHASE PRICE

The purchase price for the property is $22,800,000, payable as follows: (i) a $150,000 deposit upon the execution of the agreement to be held in escrow until the closing, (ii) an additional non-refundable $150,000 deposit upon the expiration of the buyer's due diligence period for its examination of the property to be held in escrow until the closing, and (iii) the balance of the purchase price at the closing. The amount of the then-outstanding principal balance of the loan shall be paid from the proceeds of the purchase price due at the closing and will reduce the cash at closing payable to the partnership. Of the initial $150,000 deposit, $100,000 shall be non-refundable upon payment unless a refundable event (as defined in the purchase and sale agreement) occurs. The balance of the initial deposit ($50,000) shall be refundable even if a refundable event has not occurred through the expiration of the buyer's due diligence period in the event that the buyer terminates the agreement during the buyer's due diligence period. If the buyer does not terminate the agreement, all of the $150,000 initial deposit, along with the second $150,000 deposit, shall become non-refundable upon the expiration of the buyer's due diligence period; provided, however, that if the agreement is terminated due to a default of or breach by the partnership of the agreement and the buyer chooses to seek damages in lieu of specific performance, then both deposits shall be returned to the buyer.

                                     CLOSING

The sale of the property will take place 30 days following the expiration of the buyer's due diligence period. The partnership shall have the option to extend the closing to the last business day of the month in which the closing otherwise would occur or to such other date as the partnership determines is desirable in connection with the prepayment of the loan. Further, the partnership may extend the closing (i) for up to 30 days to satisfy a condition to be satisfied by the partnership or (ii) such later date as is mutually acceptable to the partnership and the buyer.

                         REPRESENTATIONS AND WARRANTIES

The agreement contains the customary seller representations and warranties by the partnership, including, without limitation, representations regarding corporate existence and qualification; corporate authority; non-contravention of existing contracts; possessory interest in the property; litigation; governmental violations; defaults under property contracts; and insurance policies.

The agreement also contains customary purchaser representations and warranties by the buyer, including, without limitation, representations and warranties regarding corporate existence and qualification; corporate authority; non-contravention of existing contracts; litigation; and non-reliance upon the partnership's representations and warranties other than those in the agreement.

                                    COVENANTS

The partnership has agreed that from the expiration of the buyer's due diligence period through the closing, it will continue to operate the property in the ordinary course of business and subject to the following covenants:

     o the partnership will not voluntarily create or cause any lien or encumbrance to attach to the property between the date of the agreement and the closing date (other than leases in the ordinary course of business which shall not exceed a term of six (6) months, and property contracts in the ordinary course of business which can be terminated on thirty (30) days or less notice without penalty).

                                   CONDITIONS

The partnership's obligation to complete the sale of the property is subject to satisfaction of the following conditions on or before the closing unless waived in whole or in part by the partnership:

     o All of the documents and funds required to be delivered by the buyer to the partnership at the closing shall have been delivered;

     o Each of the representations, warranties and covenants of the buyer shall be true in all material respects as of the closing;

     o The buyer shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by the buyer; and

     o there shall not be pending or, to the knowledge of either buyer or partnership, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by the agreement or declare illegal, invalid or nonbinding any of the covenants or obligations of the buyer.

The buyer's obligation to complete the sale of the property is subject to satisfaction of the following conditions on or before the closing unless waived in whole or in part by the buyer:

     o All of the documents required to be delivered by the partnership to the buyer at the closing shall have been delivered;

     o Each of the representations, warranties and covenants of the partnership shall be true in all material respects as of the closing;

     o The partnership shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by the partnership;

     o Neither the partnership nor the partnership's general partner shall be a debtor in any bankruptcy proceeding nor shall have been in the last six months a debtor in any bankruptcy proceeding;

     o A taking of all or any part of the property must not have been commenced or threatened in writing;

     o The actual occupancy level of the Property shall not have decreased by more than 15% from the actual occupancy level on the effective date of the purchase and sale contract; and

     o The partnership shall have terminated any property contracts which buyer is not assuming.

                             TERMINATION AND DEFAULT

During the buyer's due diligence period for its examination of the property, the buyer may terminate the agreement for any reason or no reason. If the buyer terminates the agreement during the buyer's due diligence period other than upon the occurrence of a refundable event, then $50,000 of the initial $150,000 deposit shall be returned to the buyer.

The agreement may be terminated at any time after the expiration of the buyer's due diligence period through the closing:


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     o    By the partnership, if the buyer defaults in its obligations hereunder to (a) deliver any of the deposits, (b) deliver to the partnership the required closing deliveries specified under the agreement, or (c) deliver the purchase price at the time required by the agreement and close on the purchase of the property on the closing. The partnership may also terminate the agreement if the buyer defaults in any of its representations, warranties or obligations; and

     o By the buyer, if the partnership defaults in its representations, warranties, covenants, or obligations under the agreement, including selling the property.

If the partnership terminates the agreement due to a default of or breach by the buyer, then the partnership is entitled to keep all the buyer's deposits as liquidated damages. If the buyer terminates the agreement due to a default or breach of the partnership, then the buyer may choose to either (i) recover the buyer's deposits, or (ii) seek specific performance for the conveyance of the property to the buyer. In the event buyer is unable to enforce the remedy of specific performance after using commercially reasonable efforts to seek to enforce such remedy, then in lieu of obtaining specific performance, buyer has the right to bring suit for damages against the partnership in an amount not to exceed $250,000 in addition to receiving reimbursement of the buyer's deposits.


                           EXPENSES AND CLOSING COSTS

The partnership shall pay any recordation or transfer taxes and one-half of the customary closing costs of the escrow agent for the sale of the property. The buyer shall pay the cost of recording the deed to the property, any mortgage taxes, the costs of the title policy, including any premiums or fees required to be paid by the buyer with respect to its title policy for the property, and one-half of the customary closing costs of the escrow agent for the sale of the property.

          DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one information statement is being delivered to multiple limited partners sharing an address unless the partnership has received contrary instructions from one or more of the limited partners.

The partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the partnership delivered a single copy of the information statement. If a limited partner wishes to notify the partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the partnership as follows:

By mail:      Consolidated Capital Growth Fund
              4582 S. Ulster Street Parkway Suite 1100
              Denver, CO 80237

By telephone: (888) 789-8600


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A limited partner may also use the above telephone number, facsimile number or mailing address to notify the partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of information statements.




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